Exhibit 99.1

Quorum Health Corporation Announces Launch of Exchange Offer For

11.625% Senior Notes due 2023

BRENTWOOD, Tenn. April 17, 2017 — Quorum Health Corporation (the “Company”)(NYSE: QHC) today announced that it has launched an offer to exchange its 11.625% Senior Notes due 2023 in the aggregate principal amount of $400,000,000, which are not registered under the Securities Act of 1933, as amended (the “Act”) (the “Initial Notes”) for a like principal amount of 11.625% Senior Notes due 2023 (the “Exchange Notes”), which have been registered under the Act. The exchange offer will expire at 5:00 p.m. (New York City time) on May 17, 2017, unless extended by the Company. Valid tenders of the Initial Notes must be made, and may be withdrawn at any time, before the exchange offer expires.

The Exchange Notes are substantially identical to the Initial Notes, except that the Exchange Notes will be registered under the Securities Act and will not be subject to the transfer restrictions and certain registration rights agreement provisions applicable to the Initial Notes. The Initial Notes that are subject to the exchange offer were originally sold in a private placement to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, which was completed on April 22, 2016 in connection with the Company’s spin-off from Community Health Systems, Inc.

Documents describing the terms of the exchange offer, including the prospectus and transmittal materials for making tenders, may be obtained from the exchange agent, Regions Bank, via registered or certified mail at Regions Bank, Attention: Corporate Trust Services, 150 4th Avenue North, Suite 900, Nashville, Tennessee 37238, or via facsimile at (615) 770-4350.

This press release does not constitute an offer to purchase or a solicitation of an offer to sell securities. The exchange offer is being made only pursuant to a prospectus and the related transmittal materials and only to such persons and in such jurisdictions as is permitted under applicable law.

About Quorum Health Corporation

The principal business of Quorum Health Corporation is to provide hospital and outpatient healthcare services in its markets across the United States. As of December 31, 2016, the Company owned or leased 36 hospitals in rural and mid-sized markets located across 16 states and licensed for 3,459 beds. Through Quorum Health Resources LLC, a wholly-owned subsidiary, the Company provides hospital management advisory and healthcare consulting services. Over 95% of the Company’s net operating revenues are attributable to its hospital operations business.

The Company’s headquarters are located in Brentwood, Tennessee, a suburb south of Nashville. Shares in Quorum Health Corporation are traded on the NYSE under the symbol “QHC.” More information about the Company can be found on its website at www.quorumhealth.com.

Forward-Looking Statements

Statements contained in this news release, other than statements of historical fact, are forward-looking statements that involve risk and uncertainties within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform act of 1995. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Quorum Health Corporation with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.